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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 2054

                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (Amendment No. 3 ________)*


                             WANG LABORATORIES, INC.
                             -----------------------
                                (Name of Issuer)


             6 1/2% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
             ------------------------------------------------------
                         (Title of Class of Securities)

                                    93369N208
                                    ---------
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                               Page 1 of 10 pages

---------------------                                         ------------------
CUSIP No. 93369N208                   13G                     Page 2 of 10 Pages
---------------------                                         ------------------


--------------------------------------------------------------------------------
 1  |  NAME OF REPORTING PERSONS:
    |  S.S. OR I.R.S. Identification Nos. of above persons
    |
    |  LIPPER CONVERTIBLES, L.P.
--------------------------------------------------------------------------------
 2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    |                                                           (a) [ ]
    |  JOINT FILING                                             (b) [ ]
--------------------------------------------------------------------------------
 3  |  SEC USE ONLY
    |
    |
--------------------------------------------------------------------------------
 4  |  CITIZENSHIP OR PLACE OF ORGANIZATION
    |
    |  NEW YORK
--------------------------------------------------------------------------------
                |  5  |SOLE VOTING POWER
     NUMBER OF  |     |
                |     |NONE
      SHARES    ----------------------------------------------------------------
                |  6  |SHARED VOTING POWER
   BENEFICIALLY |     |
                |     |542,690
     OWNED BY  ----------------------------------------------------------------
                |  7  |SOLE DISPOSITIVE POWER
        EACH    |     |
                |     |NONE
     REPORTING  ----------------------------------------------------------------
                |  8  |SHARED DISPOSITIVE POWER
      PERSON    |     |
                |     |542,690
       WITH     |     |
--------------------------------------------------------------------------------
 9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |  542,690 (Not to be construed as an admission of beneficial ownership.)
    |
--------------------------------------------------------------------------------
10  |  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    |
    |
--------------------------------------------------------------------------------
11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    |
    |  18.9%
--------------------------------------------------------------------------------
12  |  TYPE OF REPORTING PERSON*
    |
    |  PN,BD
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 10 pages

-------------------                                           ------------------
CUSIP No. 93369N208                   13G                     Page 3 of 10 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
 1  |  NAME OF REPORTING PERSONS
    |  S.S. OR I.R.S. Identification Nos. of above persons
    |
    |  LIPPER HOLDINGS, LLC
--------------------------------------------------------------------------------
 2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    |                                                           (a) [ ]
    |  JOINT FILING                                             (b) [ ]
--------------------------------------------------------------------------------
 3  |  SEC USE ONLY
    |
    |
--------------------------------------------------------------------------------
 4  |  CITIZENSHIP OR PLACE OF ORGANIZATION
    |
    |  DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF     | 5  |SOLE VOTING POWER
                |    |
   SHARES       |    |NONE
                ----------------------------------------------------------------
BENEFICIALLY    | 6  |SHARED VOTING POWER
                |    |
  OWNED BY      |    |542,690
                ----------------------------------------------------------------
     EACH       | 7  |SOLE DISPOSITIVE POWER
                |    |
  REPORTING     |    |NONE
                ----------------------------------------------------------------
   PERSON       | 8  |SHARED DISPOSITIVE POWER
                |    |
    WITH        |    |542,690
--------------------------------------------------------------------------------
 9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |  542,690 (Not to be construed as an admission of beneficial ownership.)
--------------------------------------------------------------------------------
10  |  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    |
    |
--------------------------------------------------------------------------------
11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    |
    |  18.9%
--------------------------------------------------------------------------------
12  |  TYPE OF REPORTING PERSON*
    |
    |  HC, OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 10 pages

-------------------                                           ------------------
CUSIP No. 93369N208                   13G                     Page 4 of 10 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
 1  |  NAME OF REPORTING PERSONS
    |  S.S. OR I.R.S. Identification Nos. of above persons
    |
    |  LIPPER & COMPANY, INC.
--------------------------------------------------------------------------------
 2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    |                                                           (a) { ]
    |  JOINT FILING                                             (b) [ ]
--------------------------------------------------------------------------------
 3  |  SEC USE ONLY
    |
    |
--------------------------------------------------------------------------------
 4  |  CITIZENSHIP OR PLACE OF ORGANIZATION
    |
    |  DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF     | 5  |SOLE VOTING POWER
                |    |
   SHARES       |    |NONE
                ----------------------------------------------------------------
BENEFICIALLY    | 6  |SHARED VOTING POWER
                |    |
  OWNED BY      |    |542,690
                ----------------------------------------------------------------
     EACH       | 7  |SOLE DISPOSITIVE POWER
                |    |
  REPORTING     |    |
                ----------------------------------------------------------------
   PERSON       | 8  |SHARED DISPOSITIVE POWER
                |    |
    WITH        |    |542,690
--------------------------------------------------------------------------------
 9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |  542,690 (Not to be construed as an admission of beneficial ownership.)
--------------------------------------------------------------------------------
10  |  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    |
    |
--------------------------------------------------------------------------------
11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    |
    |  18.9%
--------------------------------------------------------------------------------
12  |  TYPE OF REPORTING PERSON*
    |
    |  CO, HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 10 pages

-------------------                                           ------------------
CUSIP No. 93369N208                   13G                     Page 5 of 10 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
 1  |  NAME OF REPORTING PERSONS
    |  S.S. OR I.R.S. Identification Nos. of above persons
    |
    |  KENNETH LIPPER
--------------------------------------------------------------------------------
 2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    |                                                           (a) { ]
    |  JOINT FILING                                             (b) [ ]
--------------------------------------------------------------------------------
 3  |  SEC USE ONLY
    |
    |
--------------------------------------------------------------------------------
 4  |  CITIZENSHIP OR PLACE OF ORGANIZATION
    |
    |  UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF     | 5  |SOLE VOTING POWER
                |    |
   SHARES       |    |NONE
                ----------------------------------------------------------------
BENEFICIALLY    | 6  |SHARED VOTING POWER
                |    |
  OWNED BY      |    |542,690
                ----------------------------------------------------------------
     EACH       | 7  |SOLE DISPOSITIVE POWER
                |    |
  REPORTING     |    |NONE
                ----------------------------------------------------------------
   PERSON       | 8  |SHARED DISPOSITIVE POWER
                |    |
    WITH        |    |542,690
--------------------------------------------------------------------------------
 9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |  542,690 (Not to be construed as an admission of beneficial ownership.)
--------------------------------------------------------------------------------
10  |  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    |
    |
--------------------------------------------------------------------------------
11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    |
    |  18.9%
--------------------------------------------------------------------------------
12  |  TYPE OF REPORTING PERSON*
    |
    |  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 10 pages

ITEM 1.

     (a)  Name of issuer: WANG LABORATORIES, INC.
     (b)  Address of issuer's principal executive offices:
               600 TECHNOLOGY PARK DRIVE
               BILLERICA, MASSACHUSETTS 01821-4130

ITEM 2.

     (a)  Name of person filing:  LIPPER & COMPANY, INC.
     (b)  Address or principal business office or, if none, residence:
               101 PARK AVENUE, 6TH FLOOR
               NEW YORK, NEW YORK 10178
     (c)  Citizenship:   DELAWARE
     (d) Title of class of securities: 6 1/2% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
     (e)  CUSIP No: 93369N208

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a) [  ] Broker or dealer registered under section 15 of the Act

     (b) [  ] Bank as defined in section 3(a)(6) of the Act

     (c) [  ] Insurance company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment company registered under section 8 of the Investment Company Act

     (e) [ ] Investment adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) [ ] Employee benefit plan, pension fund which is subject to provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see (section mark) 240.13d-1(b)(1)(ii)(F)

     (g) [ X] Parent holding cocmpany, in accordance with (section mark) 240.13d -(b)(ii)(G). (Note: See Item 7)

     (h) [  ] Group, in accordance with (section mark) 240.13d-1(b)(1)(ii)(H)


ITEM 4. OWNERSHIP

     (a) Amount beneficially owned: AT DECEMBER 31, 1998, THE REPORTING PERSONS MAY BE DEEMED TO BENEFICIALLY OWN IN THE AGGREGATE 542,690 SHARES OF 6 1/2% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK (THE "CONVERTIBLE PREFERRED STOCK"). LIPPER CONVERTIBLES, L.P. ("LIPPER CONVERTIBLES") IS THE OWNER OF RECORD OF 542,690 SHARES OF CONVERTIBLE PREFERRED STOCK. AS SOLE GENERAL PARTNER OF LIPPER CONVERTIBLES, LIPPER HOLDINGS, LLC ("LIPPER HOLDINGS") MAY BE DEEMED TO BENEFICIALLY OWN THE CONVERTIBLE PREFERRED STOCK THAT LIPPER CONVERTIBLES DIRECTLY BENEFICIALLY OWNS. AS MANAGER OF LIPPER HOLDINGS, LIPPER & COMPANY, INC. ("LIPPER INC.") MAY BE DEEMED TO BENEFICIALLY OWN THE CONVERTIBLE PREFERRED STOCK DIRECTLY BENEFICIALLY OWNED BY LIPPER CONVERTIBLES. AS SOLE SHAREHOLDER OF LIPPER INC., KENNETH LIPPER ("LIPPER") MAY BE DEEMED TO BENEFICIALLY OWN THE CONVERTIBLE PREFERRED STOCK DIRECTLY BENEFICIALLY OWNED BY LIPPER CONVERTIBLES. EACH OF LIPPER HOLDINGS, LIPPER INC. AND LIPPER DISCLAIMS BENEFICIAL OWNERSHIP OF THE CONVERTIBLE PREFERRED STOCK, AND THE FILING OF THIS SCHEDULE 13G SHALL NOT BE CONSTRUED AS AN ADMISSION THAT ANY OF THE FOREGOING, FOR THE PURPOSES OF
SECTION 13(d) OR 13(g) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, IS THE BENEFICIAL OWNER OF ANY WANG LABORATORIES INC. SECURITIES.


                               Page 6 OF 10 Pages

     (b)  Percent of class: SEE LINE ITEM (11) OF THE COVER PAGES.
     (c)  Number of shares as to which such person has:
         (i) Sole power to vote or to direct the vote: SEE LINE ITEM (5) OF THE COVER PAGES.
        (ii) Shared power to vote or to direct the vote: SEE LINE ITEM (6) OF THE COVER PAGES.
       (iii) Sole power to dispose or to direct the disposition of: SEE LINE ITEM (7) OF THE COVER PAGES.
        (iv) Shared power to dispose or to direct the disposition of: SEE LINE ITEM (8) OF THE COVER PAGES.

ITEM 5. OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be beneficial owner of more than 5 percent of the class of securities, check the following [ ].
Instruction: Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON.

     THE LIMITED PARTNERS OF LIPPER CONVERTIBLES, L.P. MAY HAVE THE RIGHT TO RECEIVE, OR THE POWER TO DIRECT THE RECEIPT OF, DIVIDENDS OR PROCEEDS FROM THE SALE OF SECURITIES REPORTED HEREIN.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     SEE EXHIBIT A.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     NOT APPLICABLE


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     NOT APPLICABLE


                               Page 7 of 10 pages

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 12, 1999
                                       -----------------------------------------
                                                          Date

                                                           /s/
                                                       ---------
                                                       Signature

                                       Abraham Biderman/Executive Vice President
                                       -----------------------------------------
                                                       Name/Title




     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


                               Page 8 of 10 pages

                           EXHIBIT A TO SCHEDULE 13G

                   ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES


     LIPPER CONVERTIBLES, L.P., A NEW YORK LIMITED PARTNERSHIP ("LIPPER CONVERTIBLES"), IS A BROKER DEALER REGISTERED UNDER SECTION 15 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "ACT").

     EACH OF LIPPER HOLDINGS, LLC, A DELAWARE LIMITED LIABILITY COMPANY AND THE GENERAL PARTNER OF LIPPER CONVERTIBLES ("LIPPER HOLDINGS"), AND LIPPER & COMPANY, INC., A DELAWARE CORPORATION AND THE MANAGER OF LIPPER HOLDINGS ("LIPPER INC."), DOES NOT DIRECTLY HOLD ANY 6-1/2% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK OF WANG LABORATORIES, INC. (THE "CONVERTIBLE PREFERRED STOCK") AND THUS IS FILING THIS STATEMENT ON SCHEDULE 13G AS A PARENT HOLDING COMPANY IN ACCORDANCE WITH RULE 13D-1(B)1(ii)(G) UNDER THE ACT.

     KENNETH LIPPER, A UNITED STATES CITIZEN AND THE SOLE SHAREHOLDER OF LIPPER INC., DOES NOT DIRECTLY HOLD ANY CONVERTIBLE PREFERRED STOCK AND IS FILING THIS STATEMENT ON SCHEDULE 13G IN RELIANCE ON THE NO ACTION RELIEF GRANTED BY THE SECURITIES AND EXCHANGE COMMISSION IN RESPONSE TO LETTERS FILED BY EDWARD C. JOHNSON 3RD (AUGUST 20, 1991) AND WARREN E. BUFFETT AND BERKSHIRE HATHAWAY, INC. (DECEMBER 5, 1985).


                               Page 9 of 10 pages

                   AMENDMENT NO. 2 TO JOINT FILING AGREEMENT
                   -----------------------------------------

     Pursuant to Section 13(d) and (g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, each of the undersigned persons hereby agrees and consents to this joint filing of Schedule 13G on its behalf (including any amendments thereto) and further agrees that this Joint Filing Agreement be included as an Exhibit to such joint filing. Each of these persons is not responsible for the completeness or accuracy of the information concerning the other persons making this filing unless such person knows or has reason to believe that such information is inaccurate.

Dated: February 12, 1999


Lipper Convertibles, L.P.                    Lipper Holdings, LLC


Name: /s/                                    Name: /s/
-----------------------------------               ------------------------------
Title: Executive Vice President              Title: Executive Vice President



Lipper & Company, Inc.                       Kenneth Lipper


Name: /s/                                    Name: /s/
-----------------------------------               ------------------------------
Title: Executive Vice President




                               Page 10 of 10 pages